Exhibit 32-11
Certificate Pursuant to Section 1350 of Chapter 63 of Title 18 United States Code
The undersigned officer hereby certifies, as to the quarterly report on Form 10-Q of Potomac Electric Power Company for the quarterly period ended September 30, 2026, that (i) the report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Potomac Electric Power Company.

/s/ J. TYLER ANTHONY
J. Tyler Anthony
President and Chief Executive Officer
(Principal Executive Officer)
Date: October 30, 2026